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                                                                       Exhibit 2

                              STOCK PURCHASE OPTION


         THIS STOCK PURCHASE OPTION, dated as of April 5, 1998 (the "Agreement"), is by and between Security First Corp., a Delaware corporation ("Security First"), and FirstMerit Corporation, an Ohio corporation ("FirstMerit").

         WHEREAS, Security First and FirstMerit propose to enter into an Agreement of Affiliation and Plan of Merger, dated as of April 5, 1998 (the "Merger Agreement"), providing for the merger of Security First with and into FirstMerit (the "Merger"); and

         WHEREAS, as a condition and inducement to FirstMerit to enter into the Merger Agreement, FirstMerit has requested that Security First agree, and Security First has agreed, to grant the option contained in the Agreement to FirstMerit;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, and covenants set forth in this Agreement and in the Merger Agreement, Security First and FirstMerit agree as follows:

         1. CERTAIN DEFINITIONS. In addition to the terms otherwise defined in this Agreement, the following terms shall have the meanings set forth below:

                  (a) "Affiliate" and "Associate" shall have the meanings given to them in Rule 12b-2 under the Exchange Act.

                  (b) "Beneficial ownership" and "beneficially own" shall have the meanings given to them in Rule 13d-3 under the Exchange Act.

                  (c) "BHC Act" shall mean the Bank Holding Company Act of 1956, as amended.

                  (d) "Capital Stock" shall mean all classes of equity shares of Security First, including the Common Stock and any other classes of common or preferred shares.

                  (e) "Common Stock" shall mean the shares of common stock, without par value, of Security First.

                  (f) "Effective Time" shall have the meaning given to it in the Merger Agreement.

                  (g) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  (h) "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System.


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                  (i) "Group" shall have the same meaning as the term "group" in
Section 13(d)(3) of the Exchange Act.

                  (j) "Option Shares" shall mean shares of Common Stock that are subject to the Option.

                  (k) "Person" shall have the meaning given to it in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                  (l) "Securities Act" shall mean the Securities Act of 1933, as amended.

                  (m) "Significant Subsidiary" shall have the meaning given to it in Rule 1.02 of Regulation S-X of the Securities and Exchange Commission.

         2. GRANT OF OPTION. Subject to the terms and conditions set forth in this Agreement, Security First hereby grants to FirstMerit an unconditional, irrevocable option (the "Option") to purchase from time-to-time from Security First up to 19.9% of its Capital Stock (without giving effect to any shares subject to or issued pursuant to this Agreement), in shares of Common Stock (subject to adjustment hereafter pursuant to Section 7), free and clear of all liens, claims, charges, and encumbrances of any kind, at a purchase price per share (the "Purchase Price") equal to $22.25 per share.

         3.  EXERCISE OF OPTION.

                  (a) Following the occurrence of a Purchase Event, FirstMerit may exercise the Option, in whole or in part, at any time and from time to time prior to the expiration of the right to exercise the Option (as provided in Section 3(c)); except that (i) FirstMerit may not exercise the Option if, at the time of exercise, it is in material breach of any term, condition, covenant, representation or warranty of or contained within the Merger Agreement, and (ii) any purchase of Option Shares upon exercise of the Option shall be subject to compliance with applicable law, including the BHC Act and the regulations of the Federal Reserve promulgated thereunder.

                  (b) As used herein, a "Purchase Event" means any of the following events that occur after the date of this Agreement:

                           (i) Security First or any subsidiary of Security First, any of their officers, directors, or authorized representatives or agents, without the prior written consent of FirstMerit, shall have authorized, recommended, or proposed, shall have publicly announced an intention to authorize, recommend, or propose, or shall have entered into an agreement to effect (a) a merger, consolidation or other business combination involving Security First or any of its Significant Subsidiaries with or into any person (other than a merger, consolidation, joint venture, or other business combination with or into FirstMerit or any subsidiary of FirstMerit, or a merger or consolidation of any subsidiary of Security First with


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         or into Security First or any other subsidiary of Security First), (b)
         a sale, lease, or other disposition of assets or earning power of Security First or any of its subsidiaries, in one or more transactions, representing 20% or more of the consolidated assets or earning power of Security First and its subsidiaries to any person (other than FirstMerit or any subsidiary of FirstMerit), or (c) an issuance, sale, or other disposition (whether by means of a merger, consolidation, share exchange, or other transaction) of securities representing 20% or more of the voting power of Security First or any of its Significant Subsidiaries to any person (other than FirstMerit or any subsidiary of FirstMerit) (any of the foregoing being an "Acquisition Transaction;" except that, if FirstMerit has given its prior written consent to any such transaction (which consent may be unreasonably withheld for any or no reason), the transaction as to which FirstMerit has given its prior written consent shall not be an "Acquisition Transaction");

                           (ii) any person (other than FirstMerit or any subsidiary of FirstMerit) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to acquire shares of Capital Stock such that, upon consummation of the offer, such person would beneficially own 25% or more of the capital stock then outstanding;

                           (iii) any person (other than FirstMerit or any subsidiary of FirstMerit, any subsidiary of Security First in a fiduciary capacity in the ordinary course of such subsidiary's business, any employee benefit plan or employee stock ownership plan of Security First or any subsidiary of Security First, or any person organized, appointed, or established by Security First or any subsidiary of Security First for or pursuant to the terms of any such plan), alone or together with such person's Affiliates, shall have acquired beneficial ownership of 20% or more of the Capital Stock then outstanding, or any group (other than a group of which FirstMerit or any subsidiary of FirstMerit, any subsidiary of Security First in a fiduciary capacity in the ordinary course of such subsidiary's business, any employee benefit plan or employee stock ownership plan of Security First or any subsidiary of Security First, or any person organized, appointed, or established by Security First or any subsidiary of Security First for or pursuant to the terms of any such plan is a member) shall have been formed, as reasonably determined in good faith by the Board of Directors of FirstMerit, that beneficially owns 20% or more of the Capital Stock (if any) then outstanding; or

                           (iv) the holders of Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders (or any adjournment or postponement thereof) held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled (and not rescheduled) prior to termination of the Merger Agreement, or Security First's Board of Directors shall have withdrawn or modified in a manner adverse to FirstMerit the recommendation of Security First's Board of Directors that Security First's stockholders vote in favor of and approve the Merger and adopt the Merger Agreement, in each case after any person (other than FirstMerit or any subsidiary of FirstMerit) shall, after the date of this Agreement, have (a) publicly announced a bona fide


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         proposal, or publicly disclosed a bona fide intention to make a bona fide proposal, to engage in an Acquisition Transaction (or Security First shall have publicly disclosed receipt of such a proposal) or (b) filed an application or given a notice, whether in draft or final form, under the BHC Act or the Change in Bank Control Act of 1978 for approval to engage in an Acquisition Transaction.

                  (c) Except as provided in the last sentence of this Section 3(c) and in Section 8(c), the right to exercise the Option shall terminate upon the earliest to occur of (i) the Effective Time, (ii) 12 months after the first occurrence of a Purchase Event, and (iii) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event. The rights set forth in Sections 9 and 11 shall not terminate when the right to exercise the Option terminates, but shall extend to such time as is provided in Sections 9 or 11, respectively. Notwithstanding the termination of the right to exercise the Option, FirstMerit shall be entitled to purchase those Option Shares with respect to which it has exercised the Option prior to termination of the right to exercise the Option.

                  (d) In the event FirstMerit wishes to exercise the Option, it shall send to Security First a written notice (the date on which the notice is sent being herein referred to as the "Notice Date") specifying (i) the number of Option Shares that it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than seven business days nor later than 15 business days from the Notice Date for the closing of such purchase (the "Closing Date"). Notwithstanding the foregoing, if the closing of such purchase cannot be consummated by reason of any applicable judgment, decree, order, law, or regulation, the Closing Date shall be extended and occur not earlier than three business days nor later than 15 business days after such restriction on consummation has expired or been terminated. If prior notification to or approval by the Federal Reserve or any other regulatory authority is required in connection with such purchase and sale, FirstMerit shall promptly file and expeditiously process the notice or application for approval (and Security First shall cooperate with FirstMerit in the filing and processing thereof), and the Closing Date shall be extended and occur not earlier than three business days nor later than 15 business days after the date on which (x) any required notification period has expired or been terminated or (y) such approval has been obtained, as the case may be, and, in either event, any requisite waiting period has expired.

                  (e) Notwithstanding Section 3(d), in no event shall any Closing Date be more than 18 months after the Notice Date, and, if the Closing Date has not occurred within 18 months after the related Notice Date due to the failure to obtain any required approval by the Federal Reserve or any other regulatory authority, the exercise of the Option on the Notice Date shall be deemed to have been rescinded. In the event (i) FirstMerit receives official notice that an approval of the Federal Reserve or any other regulatory authority required for the purchase and sale of the Option Shares will not be issued or granted or (ii) a Closing Date has not occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, FirstMerit shall be entitled to exercise the Option in connection with the resale of the Option Shares pursuant to a registration statement as provided in
Section 10.


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         4. PAYMENT AND DELIVERY OF CERTIFICATES.

                  (a) On each Closing Date, FirstMerit shall pay to Security First in immediately available funds, by wire transfer to a bank account designated by Security First, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on the Closing Date.

                  (b) On each Closing Date, simultaneous with the delivery of immediately available funds as provided in Section 4(a), Security First shall deliver to FirstMerit a certificate or certificates representing the Option Shares being purchased, and FirstMerit shall deliver to issuer a letter in which FirstMerit agrees not to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement.

                  (c) Certificates for the Option Shares shall be endorsed with a restrictive legend substantially as follows:

         THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF THE STOCK PURCHASE OPTION DATED AS OF APRIL 5, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY SECURITY FIRST OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the reference in the foregoing legend to restrictions arising under the Securities Act shall be removed, by delivery of a substitute certificate or certificates without such reference, if FirstMerit delivers to Security First a copy of an opinion of counsel in form and substance reasonably satisfactory to Security First, to the effect that an exemption is available for the transaction under the Securities Act.

         5. REPRESENTATIONS AND WARRANTIES OF SECURITY FIRST. Security First hereby represents and warrants to FirstMerit as follows:

                  (a) DUE AUTHORIZATION. Security First has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the approvals, if any, contemplated by this Agreement or required by law, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Security First. This Agreement has been duly executed and delivered by Security First and constitutes a valid and binding obligation of Security First, enforceable against Security First in accordance with its terms.

                  (b) AUTHORIZED STOCK. Security First has heretofore taken, and until termination of the right to exercise the option shall hereafter take, all corporate and other action necessary to authorize and reserve, and, subject to obtaining the governmental and other approvals and consents contemplated by this Agreement and as may be required by law, to permit it to issue, all of the Option Shares, including any additional shares of Common Stock, that may be issued pursuant to Section 7. The Option Shares, including any such additional shares of Common Stock, upon issuance


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pursuant hereto, shall be duly and validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind, including any preemptive rights of any stockholder of Security First.

                  Security First will not, by charter amendment or otherwise, avoid or seek to avoid the observance or performance of any of its obligations or representations in this Agreement.

                  (c) NO CONFLICTS. Except as disclosed pursuant to the Merger Agreement, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in a violation of or default under, (i) any provision of the corporate governance documents of Security First or any subsidiary of Security First or
(ii), subject to obtaining the approvals, if any, contemplated by this Agreement or required by law, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Security First or any subsidiary of Security First or their respective properties or assets, which conflict, violation, or default would have a material adverse effect on Security First.

         6. REPRESENTATIONS AND WARRANTIES OF FIRSTMERIT. FirstMerit hereby represents and warrants to Security First that:

                  (a) DUE AUTHORIZATION. FirstMerit has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of FirstMerit. This Agreement has been duly executed and delivered by FirstMerit and constitutes a valid and binding obligation of FirstMerit, enforceable against FirstMerit in accordance with its terms.

                  (b) NO CONFLICTS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in a violation of or default under, (i) any provision of the Articles of Incorporation or Code of Regulations of FirstMerit or any subsidiary of FirstMerit or (ii), subject to obtaining the approvals referred to in this Agreement or required by law, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to FirstMerit or any subsidiary of FirstMerit or their respective properties or assets, which conflict, violation, or default would have a material adverse effect on FirstMerit.

                  (c) PURCHASE NOT FOR DISTRIBUTION. Any Option Shares acquired by FirstMerit upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.


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         7.   ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

                  (a) In the event of any change in the Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing any such transaction, so that FirstMerit shall receive upon exercise of the Option the number and class of shares, other securities or property that FirstMerit would have received in respect of the Option Shares if the Option had been exercised and the Option Shares had been issued to FirstMerit immediately prior to such event or the record date therefor, as applicable.

                  (b) In the event that Security First enters into an agreement
(i) to consolidate with or merge into any person (other than FirstMerit or any subsidiary of FirstMerit), and Security First shall not be the continuing or surviving corporation of such consolidation or merger, (ii) pursuant to which any person (other than FirstMerit or any subsidiary of FirstMerit) shall merge into Security First, and Security First shall be the continuing or surviving corporation, but outstanding shares of Common Stock shall be changed into or exchanged for stock, other securities, property, or cash, or (iii) to sell, lease, or otherwise transfer assets of Security First or any of its subsidiaries, in one or more transactions, representing more than 50% of the consolidated assets or earning power of Security First and its subsidiaries to any person (other than FirstMerit or any subsidiary of FirstMerit), then, and in each such case, the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, FirstMerit may, in its discretion, convert the Option into the right to receive, at the election of FirstMerit, either from the Acquiring Corporation or from any person that controls the Acquiring Corporation, or Security First in the case of a merger described in clause (ii), the number and class of shares, other securities or property that FirstMerit would have received in respect of the Option Shares if the Option had been exercised and the Option Shares had been issued to FirstMerit immediately prior to the consummation of such transaction, the distribution of the proceeds thereof to Security First's stockholders, or the record date therefor, as applicable.

                  (c) For purposes of this Agreement, "Acquiring Corporation" means (i) the continuing or surviving corporation in a merger or consolidation involving Security First in which Security First is not the continuing or surviving corporation, (ii) Security First in a merger in which Security First is the continuing or surviving corporation in a transaction described in Section 7(b)(ii), and (iii) the transferee of more than 50% of the consolidated assets or earning power of Security First and its subsidiaries. The provisions of Sections 7 through 12 shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 7.

         8. REPURCHASE OF OPTION AT REQUEST OF FIRSTMERIT.

                  (a) At the request of FirstMerit at any time during the period beginning upon the first occurrence of a Repurchase Event and ending 12 months thereafter, Security First shall repurchase from FirstMerit the Option (unless the Option shall have expired or been terminated) and all shares of Common Stock, purchased by FirstMerit upon exercise of the Option that are beneficially owned by FirstMerit at the Request Date. The date on which FirstMerit requests that Security First


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repurchase the Option or Option Shares under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Put Consideration") equal to the sum of:

                           (x) the aggregate Purchase Price paid by FirstMerit for all shares of Common Stock, if any, purchased upon exercise of the Option that are beneficially owned by FirstMerit on the Request Date;

                           (y) the excess, if any, of the Applicable Price (as defined below) over the Purchase Price paid by FirstMerit for each share of Common Stock with respect to which the Option has been exercised that are beneficially owned by FirstMerit on the Request Date, multiplied by the number of such shares; and

                           (z) the excess, if any, of the Applicable Price over the Purchase Price (adjusted pursuant to Section 7), multiplied by the number of Option Shares with respect to which the Option has not been exercised; provided that, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, the Closing Date shall be suspended and the Option shall be treated, for purposes of this clause (z), as if it had not been exercised.

                  (b) If FirstMerit exercises its rights under this Section 7, Security First shall, within 10 business days after the Request Date, pay the Put Consideration to FirstMerit in immediately available funds, by wire transfer to a bank account designated by FirstMerit; FirstMerit shall, against receipt of the payment therefor, surrender to Security First the Option and the certificates evidencing the shares of Common Stock, if any, purchased upon exercise of the Option that are beneficially owned by FirstMerit on the Request Date; and FirstMerit shall warrant that it has sole record and beneficial ownership of such shares, free and clear of all liens, claims, charges, and encumbrances of any kind.

         Notwithstanding the foregoing, if Security First is prohibited from repurchasing the Option or any or all Option Shares or from paying all or any portion of the Put Consideration by reason of any applicable judgment, decree, order, law, or regulation, Security First shall immediately repurchase or pay that portion of the Option and Option Shares or Put Consideration that it is not prohibited from repurchasing or paying, shall from time to time thereafter immediately repurchase or pay such further portion of the Put Consideration that it is not then prohibited from repurchasing or paying, and, in all cases, shall pay the balance of the Option and Option Shares or Put Consideration within 10 business days after such prohibition has expired or been terminated. Upon receipt of a partial payment of the Put Consideration, FirstMerit shall surrender a portion of the Option and/or Option Shares, as selected by FirstMerit, corresponding (as closely as practicable) to the portion of the Put Consideration received by FirstMerit.

         If prior notification to or approval by the Federal Reserve or any other regulatory authority is required in connection with the payment of all or any portion of the Put Consideration, Security First shall pay from time to time that portion of the Put Consideration that it is not prohibited from


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paying and shall promptly file and expeditiously process the required notice or application for approval (and FirstMerit shall cooperate with Security First in the filing of any such notice or application and the obtaining of any such approval), and Security First shall pay the Put Consideration within 10 business days after the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained.

                  (c) If the Federal Reserve or any other regulatory authority disapproves of the repurchase by Security First of all or any part of the Option or Option Shares pursuant to this Section 8, Security First shall promptly give notice of such disapproval to FirstMerit, and FirstMerit shall have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of shares as to which payment has been made. If the Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after the date of such notice, FirstMerit shall nevertheless have the right so to exercise the Option or exercise its right under Section 11 until the expiration of such period of 30 business days. Notwithstanding anything herein to the contrary, Security First shall not be obligated to repurchase the Option or any Option Shares on more than one occasion.

                  (d) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share to be paid by any person (other than FirstMerit or one of its subsidiaries) for shares of Common Stock or the highest consideration per share to be received by holders of Common Stock, in each case pursuant to an agreement for a merger, consolidation, joint venture, or other business combination with Security First entered into after the date hereof and on or prior to the Request Date, (ii) the highest closing sales price per share of Common Stock reported on The Nasdaq Stock Market National Market System of the National Association of Securities Dealers Automated Quotation System ("Nasdaq") (or, if transactions in Common Stock are not reported on Nasdaq, the highest bid price quoted on the principal trading market on which the Common Stock is traded as reported by a recognized source) during the 60 business days preceding the Request Date, and (iii) in the event of the sale by Security First or its subsidiaries, in one or more transactions, of assets or earning power aggregating more than 50% of the consolidated assets or earning power of Security First and its subsidiaries to any person (other than FirstMerit or any subsidiary of FirstMerit), the sum of the price paid for such assets or earning power and the current value of the remaining assets of Security First and its subsidiaries divided by the number of shares of Common Stock outstanding at the time of the sale. The value of any consideration other than cash that is offered, paid, or received pursuant to clauses (i) or (iii) of this Section 8(d), and the value of the remaining assets of Security First and its subsidiaries referred to in clause (iii), shall be determined in good faith by an independent nationally recognized investment banking firm mutually acceptable to FirstMerit and Security First, which determination shall be conclusive for all purposes of this Agreement.

                  (e) As used herein, a "Repurchase Event" means the consummation of an Acquisition Transaction, provided, that, the percentage for purposes of Section 3(b)(i)(b) shall be 50% and the percentages for purposes of
Section 3(b)(i)(c) shall be 40%.


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                  (f) Notwithstanding anything in this Agreement to the
contrary, the Put Consideration payable to FirstMerit, determined in accordance with Subsection (a) of this Section, shall be adjusted so that in no event will the aggregate Put Consideration payable to FirstMerit pursuant to the terms of this Section 8 exceed the aggregate Purchase Price paid by FirstMerit pursuant to the Option, plus $7,500,000.

         9. REPURCHASE OF OPTION AT REQUEST OF SECURITY FIRST.

                  (a) Except to the extent that FirstMerit shall have previously exercised its rights under Section 8, at the request of Security First during the six-month period commencing 12 months following the first occurrence of a Repurchase Event, Security First may repurchase from FirstMerit, and FirstMerit shall sell to Security First, all (but not less than all) of the shares of Common Stock purchased by FirstMerit upon exercise of the Option that are beneficially owned by FirstMerit on the Call Date at a price (the "Call Consideration") equal to the greater of (x) 110% of the Current Market Price and
(y) the sum of (a) the Purchase Price paid by FirstMerit for such shares plus
(b) FirstMerit's pretax per share carrying cost, multiplied in either case by the number of shares being repurchased. The date on which Security First requests that FirstMerit sell the Option Shares under this Section 9 is referred to as the "Call Date."

                  Notwithstanding the foregoing, FirstMerit may, within 30 days following Security First's notice of its intention to purchase shares pursuant to this Section 9, deliver an Offeror's Notice pursuant to Section 11, in which case the provisions of Section 11 and not those of this Section 9 shall control. Notwithstanding any contrary provision of this Section 9, Security First's rights under this Section 9 shall be suspended (with any such rights being extended accordingly) during any period in which the exercise of such rights would subject FirstMerit to liability pursuant to Section 16(b) of the Exchange Act.

                  (b) If Security First exercises its rights under this Section 9 and FirstMerit does not deliver an Offeror's Notice or sell shares of Common Stock to a third party pursuant to the Offeror's Notice, Security First shall, within 10 business days after the thirtieth day following Security First's notice of its intention to purchase shares pursuant to this Section 9 or, if applicable, within 10 business days after abandonment of the transaction covered by the Offeror's Notice, pay the Call Consideration in immediately available funds, by wire transfer to a bank account designated by FirstMerit; FirstMerit shall surrender to Security First the certificates evidencing the shares of Common Stock purchased upon exercise of the option that are beneficially owned by FirstMerit on the Call Date; and FirstMerit shall warrant that it has sole record and beneficial ownership of such shares, free and clear of all liens, claims, charges, and encumbrances of any kind.

                  (c) As used herein, (i) "Current Market Price" means the average closing sales price per share of Common Stock reported on Nasdaq (or if the Common Stock is not reported on Nasdaq, the highest bid price quoted on the principal trading market on which such shares are traded as reported by a recognized source) for the 10 business days preceding the Call Date, and (ii) "FirstMerit's pretax per share carrying cost" shall be the amount equal to the interest on the aggregate


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Purchase Price paid for the shares of Common Stock being repurchased pursuant to this Section 9 from the date of purchase to the date of repurchase at the rate of interest announced by Security First as its prime or base lending or reference rate during such period, less any dividends received on the shares being repurchased, divided by the number of shares being repurchased.

         10. REGISTRATION RIGHTS. If requested by FirstMerit at any time and from time to time within (a) the period beginning upon the first exercise of the Option and ending 18 months thereafter or (b) the period beginning upon the occurrence of either of the events set forth in clauses (i) and (ii) of Section 3(e), or the receipt by FirstMerit of official notice that an approval of the Federal Reserve or any other regulatory authority required for a repurchase pursuant to Section 8(c) will not be issued or granted, and ending 30 business days thereafter (but solely as to shares of Common Stock with respect to which the required approval was not received), Security First shall prepare and file a registration statement under the Securities Act, if such registration is necessary, in order to permit the sale or other disposition of any or all shares of Common Stock or other securities that have been purchased by or are issuable to FirstMerit upon exercise of the Option in accordance with the intended method of sale or other disposition stated by FirstMerit, including, if applicable, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Security First shall use its best efforts to qualify such shares or other securities under any applicable state securities laws.

         FirstMerit shall use all reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to registration statement to be effected on a widely distributed basis. Security First shall use all reasonable efforts to cause such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor, and to keep such registration statement effective for such period (not in excess of 180 days from the day such registration statement first becomes effective) as may be reasonably necessary to effect such sale or other disposition. In the event that FirstMerit requests Security First to file a registration statement following the failure to obtain an approval required for an exercise of the Option as described in Section 3(e), the closing of the sale or other disposition of Common Stock pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Option.

         The obligations of Security First hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 days in the aggregate if the Board of Directors of Security First determines that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of non-public information that would materially and adversely affect Security First. Any registration statement prepared and filed under this Section 10, and any sale covered thereby, shall be at Security First's expense, except for underwriting discounts or commissions, brokers' fees, and the fees and disbursements of FirstMerit's counsel related thereto. FirstMerit shall provide all information reasonably requested by Security First for inclusion in any registration statement to be filed hereunder, and shall make all necessary representations and warranties with respect to the accuracy and completeness thereof and shall hold Security First harmless with respect to any liability therefor.

         If, during the time periods referred to in the first sentence of this
Section 10, Security First effects a registration under the Securities Act of any Common Stock for its own account or for the account of any stockholder of Security First (other than a registration on Form S-4, Form S-8, or any successor form), Security First shall afford FirstMerit the right to participate in such registration, and such participation shall not affect the obligation of Security First to effect the registration statement for FirstMerit under this
Section 10; provided that, if the managing underwriters of such offering advise Security First in writing that, in their opinion, the number of shares of Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, Security First shall include the shares requested to be included in the offering by FirstMerit pro rata with the shares intended to be included in the offering by Security First. In connection with the registration pursuant to this Section 10, Security First and FirstMerit shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

         11. FIRST REFUSAL. At any time after the first occurrence of a Purchase Event and prior to the later of (a) the expiration of 24 months following the first purchase of shares of Common Stock upon exercise of the Option and (b) the termination of the right to exercise the Option pursuant to Section 3(c), if FirstMerit desires to sell, assign, transfer, or otherwise dispose of all or any of the shares of Common Stock or other securities purchased by it upon exercise of the Option, FirstMerit shall give Security First written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by FirstMerit to Security First, which may be accepted within 10 business days after receipt of such Offeror's Notice by Security First, to sell such shares or other securities to Security First on the same terms and conditions and at the same price as those set forth in the Offeror's Notice for the proposed transaction. The purchase of any such shares or other securities by Security First shall be settled within 10 business days of the date of the acceptance of the offer by Security First, and the purchase price shall be paid to FirstMerit in immediately available funds. Notwithstanding the foregoing, if prior notification to or approval by the Federal Reserve or any other regulatory authority is required in connection with such purchase, Security First shall promptly file and expeditiously process the required notice or application for approval (and FirstMerit shall cooperate with Security First in the filing of any such notice or application and the obtaining of any such approval), and the purchase of such shares or other securities by Security First shall be settled within 10 business days after the date on which, as the case may be, (a) any required notification period has expired or been terminated or (b) such approval has been obtained.

         In the event of the failure or refusal of Security First to purchase all the shares or other securities covered by an Offeror's Notice, or if the Federal Reserve or any other regulatory authority disapproves of Security First's proposed purchase of such shares or other securities, FirstMerit may thereafter sell such shares to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this Section 11 shall not apply to (x) any disposition as a result of which the proposed transferee will purchase or acquire in such transaction not more than 2% of the outstanding Common Stock,
(y) any sale by
means of a public offering registered under the Securities Act in which steps are taken to reasonably ensure that no purchaser will purchase or acquire more than 2% of the outstanding Common Stock, or (z) any transfer to a wholly-owned subsidiary of FirstMerit that agrees in writing to be bound by the terms hereof.

         12. LISTING. If shares of Common Stock or any other securities to be acquired upon exercise of the Option are quoted on Nasdaq, Security First, at the request of FirstMerit, will thereafter, use reasonable efforts to cause the Common Stock to continue to be so quoted.

         13. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of FirstMerit, upon presentation and surrender of this Agreement at the principal office of Security First, for other Agreements providing for options of different denominations entitling the Holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related options for which this Agreement and the Option granted hereby may be exchanged. Upon receipt by Security First of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Agreement, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Agreement, Security First will execute and deliver a new Agreement of like tenor and date. Any such new Agreement, when executed and delivered, shall constitute an additional contractual obligation on the part of Security First, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

         14. FIRSTMERIT'S BREACH. Notwithstanding anything to the contrary contained herein, all of Security First's obligations under this Agreement shall be terminated and the Option shall not be exercisable if the Merger Agreement has been terminated and FirstMerit was in material breach of any term, condition, covenant, representation or warranty of or contained within the Merger Agreement when it was terminated; provided, however, that Security First may not assert, for purposes of this Section 14 only, a material breach of the Merger Agreement by FirstMerit if FirstMerit terminated the Merger Agreement pursuant to the terms of the Merger Agreement and Security First failed to notify FirstMerit, upon FirstMerit's written request prior to termination, of the material breach; provided, further, however, that Security First may not assert, for purposes of this Section 14 only, a material breach of the Merger Agreement by FirstMerit if Security First terminated the Merger Agreement pursuant to the terms of the Merger Agreement and all material breaches by FirstMerit were curable, unless Security First provided written notice to FirstMerit of the material breaches and an opportunity to cure as soon as reasonably practicable.

         15.  MISCELLANEOUS.

                  (a) EXPENSES. Except as otherwise provided in Section 10, each of the parties hereto shall bear and pay all expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

                  (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision, but such waiver shall only be effective if in writing and signed by the party entitled to the benefits of such provision. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (c) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARY; SEVERABILITY. Except as otherwise set forth in the Merger Agreement, this Agreement, the Merger Agreement, and the other documents and instruments referred to therein and herein (a) constitute the entire agreement and understanding, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to their subject matter and
(b) are not intended to confer upon any person other than the parties hereto any rights or remedies. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void, or unenforceable, the other terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall not be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit FirstMerit to acquire, or does not require Security First to repurchase, the full number of shares of Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Security First to allow FirstMerit to acquire, or to require Security First to repurchase, such lesser number of shares as may be permissible without any amendment or modification hereof.

                  (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Ohio without regard to any applicable conflicts of law rules.

                  (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address as shall be specified by like notice):

     TO SECURITY FIRST:                            TO FIRSTMERIT:

     Charles F. Valentine, Chairman of the         John R. Cochran, Chairman and
     Board and Chief Executive Officer             Chief Executive Officer
     Security First Corp.                          FirstMerit Corporation
     1413 Golden Gate Boulevard                    III Cascade Plaza, 7th Floor
     Mayfield Heights, Ohio 44124                  Akron, Ohio  44308

     WITH A COPY TO:                      WITH COPIES TO:

     James S.  Fleischer                  Terry E. Patton, Senior Vice President
     Silver, Freedman & Taff, L.L.P.      and Secretary
     1100 New York Ave., N.W.             FirstMerit Corporation
     Suite 700                            III Cascade Plaza, 7th Floor
     Washington, D.C. 20005               Akron, Ohio  44308

                                          Kevin C. O'Neil
                                          Brouse & McDowell
                                          500 First National Tower
                                          Akron, Ohio 44308

                  (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both Parties need not sign the same counterpart.

                  (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  (i) FURTHER ASSURANCES. In the event of any exercise of the Option by FirstMerit, Security First and FirstMerit shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

                  (j) SPECIFIC PERFORMANCE. This Agreement may be enforced by either party through specific performance, injunctive relief, and other equitable relief. Both parties hereby waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and agree that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement. Both parties acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party.

                  IN WITNESS WHEREOF, Security First and FirstMerit have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          FirstMerit Corporation

Attest:

/s/ Terry E. Patton                       By: /s/ John R. Cochran
--------------------------                    ---------------------------------
Terry E. Patton, Secretary                     John R. Cochran, Chairman and
                                               Chief Executive Officer


[KCO:2178611]


                                                  ACKNOWLEDGMENT

STATE OF OHIO                       )
                                    ) SS:
COUNTY OF SUMMIT                    )

         BE IT REMEMBERED that on this 5th day of April, 1998, personally came before me, a Notary Public in and for the State and County aforesaid, John R. Cochran, Chairman and Chief Executive Officer, and Terry E. Patton, Senior Vice President and Secretary of FirstMerit Corporation, an Ohio corporation, and they duly executed this agreement before me and acknowledged it to be their act and deed and the act and deed of said Corporation.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 5th day of April, 1998.


                                                /s/ Kevin C. O'Neil
                                                --------------------------------
                                                Kevin C. O'Neil, Notary Public

                                           Security First Corp.
Attest:

/s/ Jeffrey J. Calabrese                   By: /s/ Charles F. Valentine
-------------------------------               ----------------------------------
Jeffrey J. Calabrese, Secretary            Charles F. Valentine, Chairman of the
                                           Board and Chief Executive Officer



                                 ACKNOWLEDGMENT

STATE OF OHIO                       )
                                    ) SS:
COUNTY OF CUYAHOGA                  )


         BE IT REMEMBERED that on this 5th day of April, 1998, personally came before me, a Notary Public in and for the State and County aforesaid, Charles F. Valentine, Chairman of the Board and Chief Executive Officer and Jeffrey J. Calabrese, Secretary of Security First Corp., a Delaware corporation, and they duly executed the Agreement of Affiliation and Plan of Merger before me and acknowledged it to be their act and deed and the act and deed of said Corporation.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 5th day of April, 1998.


                                             /s/
                                           -------------------------------------
                                                        Notary Public